UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2006

Lifetime Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

One Merrick Avenue, Westbury, New York, 11590
(Address of Principal Executive Offices)(Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2006, Lifetime Brands, Inc. (the “Company”) entered into an employment agreement with Jeffrey Siegel pursuant to which the Company employs Jeffrey Siegel as the Company’s President and Chief Executive Officer. The following is a summary of significant terms of the agreement:

(i)	The agreement provides for an annual salary of $900,000 with annual increments based on changes in the Consumer Price Index.

(ii)	The agreement provides for payment each year of:

(a)	An annual cash performance bonus (the “3.5% IBIT Bonus”) of 3.5% of the annual increase of the Company’s income before income taxes (“IBIT”) over the Company’s IBIT for the immediately prior year, as determined by the Company’s independent auditors, using generally accepted accounting principles and reported in the Company’s consolidated statements of income in its annual reports excluding extraordinary items that appear on the audited financial statements as extraordinary items (in determining the 3.5% IBIT Bonus payable for the year ended December 31, 2006, results for the first quarter of each of 2005 and 2006 are to be disregarded)

(b)	An annual cash performance bonus (the “2.5% EIBIT Bonus”) of 2.5% of the Company’s annual income before income taxes (“EIBIT”). In addition, if Mr. Siegel is entitled to the 2.5% EIBIT Bonus, he shall also receive 2.5% of an amount equal to the sum of his base salary and the 2.5% EIBIT Bonus, all as determined by the Company’s independent auditors, using generally accepted accounting principles and reported in the Company’s consolidated statements of income in its annual reports. EIBIT shall exclude extraordinary items that appear on the audited financial statements as extraordinary items. The total of salary and the 2.5% EIBIT Bonus in any year shall not exceed $1,800,000. In determining the 2.5% EIBIT Bonus payable for the year ended December 31, 2006, results for the first quarter of 2006 are to be disregarded.

(iii)	On the date of the execution of the agreement, the Company also granted Mr. Siegel options to purchase 250,000 shares of the Company’s common stock (the “Stock”) pursuant to the Company’s 2000 Long-Term Incentive Plan. Of these options to purchase 250,000 shares of Stock, options to purchase 85,000 shares of Stock are subject to the approval by the stockholders of the Company of an amendment of the Company’s 2000 Long-Term Incentive Plan. The options are exercisable no more than five years from the date of grant. The options have an exercise price per share equal to the fair market value per share of the Stock on the date of grant ($29.96). One third of the options vest on December 31, 2006, and the balance vests quarterly in eight equal quarterly installments thereafter commencing on March 31, 2007.

(iv)	Under Mr. Siegel’s previous employment agreement, Mr. Siegel was due a payment of $350,000 which, pursuant to his new employment agreement, is to be paid as follows: (i) $150,000 on July 1, 2006 plus simple interest at prime rate from January 1, 2006; (ii) $150,000 plus simple interest at prime rate from January 1, 2006, on January 1, 2007, and (iii) $50,000 plus simple interest at prime rate from the January 1, 2006, on January 1, 2008.

(v)	The Company paid Mr. Siegel $125,000 as a signing bonus upon execution of the agreement. The agreement also provides for other fringe benefits.

(vi)	The agreement further provides that if Mr. Siegel is Involuntarily Terminated (as defined in the agreement) subsequent to the Company being merged or otherwise consolidated with any other organization and as a result control of the Company changes or substantially all of the Company’s assets are sold or any person or persons acquire 50% or more of the Company’s outstanding voting stock (a “Change in Control”), and the Change in Control was not initiated, either directly or indirectly by Mr. Siegel, or, notwithstanding that it was initiated either directly or indirectly by Mr. Siegel, the closing price of the Company’s common stock on the date of the Change in Control is at least 20% greater than the closing price of the Company’s common stock on the effective date of the agreement, the Company would be obligated to pay to him or his estate a lump sum severance payment equal to 2.99 times the average of the annual compensation (“Average Annual Compensation”) which was payable to Mr. Siegel by the Company and includible in Mr. Siegel’s gross income for Federal income tax purposes for the most recent five (5) taxable years ending before the date on which the Change in Control occurs. The amount of Mr. Siegel’s Average Annual Compensation shall be determined in accordance with regulations promulgated under section 280G(d) of the Code. . The employment agreement also contains restrictive covenants preventing Mr. Siegel from competing with the Company during the term of his employment and for a period of five years thereafter.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

10.1	Employment agreement dated May 2, 2006 between Lifetime Brands, Inc. and Jeffrey Siegel.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.
By: /s/ Robert McNally
Robert McNally Vice President of Finance and Chief Financial Officer

Date: May 8, 2006